UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 9, 2026

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37352 (Commission File No.)	32-0420206 (IRS Employer Identification No.)

1633 Broadway New York, NY 10019
(Address of principal executive offices)

(212) 418-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Class A common stock, par value $0.00001 per share	VIRT	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On June 8, 2026, Virtu Financial Operating LLC (“VFO”), a subsidiary of Virtu Financial, Inc. (the “Company”) entered into an amended and restated employment letter agreement (the “Amended and Restated Employment Agreement”) with Ms. Cindy Lee, the Company’s Chief Financial Officer.

Under the Amended and Restated Employment Agreement, Ms. Lee’s annual base salary is $500,000 per year, and Ms. Lee will be eligible to receive a discretionary annual bonus.

Ms. Lee will also receive a special long-term equity award under the Amended and Restated Employment Agreement of 20,000 restricted shares or RSUs (the “Special Award”), subject to the terms and conditions of the Company’s Second Amended and Restated 2015 Management Incentive Plan and the terms of a separate award agreement, the form of which has previously been filed with the SEC (the “Award Agreement”). The Special Award will vest in three equal annual installments on the first three anniversaries of the date of grant.

The Amended and Restated Employment Agreement has an initial term expiring June 30, 2029, with automatic one-year renewal periods thereafter unless either party provides notice of non-renewal at least ninety days in advance of the expiration of the then-current term.

Under the Amended and Restated Employment Agreement, if Ms. Lee’s employment is terminated by VFO without cause, due to death or disability, by Ms. Lee for good reason, or due to the expiration of the term on the expiration date as a result of the Company’s delivery of a notice of non-renewal of the term (each, a “Qualifying Termination”), then in addition to receiving her accrued amounts, Ms. Lee will be entitled to, subject to the execution of a release of claims: (1) severance pay in an aggregate amount equal to the greater of (a) one times her base salary or (b) the amount of base salary that would have been paid through the end of the term but for the termination (the “Severance Amount”); (2) continued health, dental, vision and life insurance benefits under the terms of the Company’s benefit plans for (x) twelve months or (y) the period from termination of employment through the remainder of the term, whichever is longer (the “Benefits Continuation Period”); and (3) a pro rata portion of the next scheduled vesting installment under the Special Award plus the full next installment of the Special Award, if any (collectively, the “Equity Acceleration”).

If a Qualifying Termination occurs (i) in anticipation of, and at a time when material steps have been taken toward, a change in control and a change in control does occur, or (ii) within twelve months following a change in control, then Ms. Lee is entitled to the payments and benefits described above; however (1) in lieu of the Severance Amount, Ms. Lee will be entitled to receive two and a half times the sum of (x) her base salary and (y) the annual bonus (including any amounts deferred or satisfied through the grant of equity awards) most recently awarded to her for a completed fiscal year of the Company and (2) the Benefits Continuation Period will be extended to (x) 24 months or (y) the period from termination of employment through the remainder of the term, whichever is longer. In the event that the Qualifying Termination occurs in anticipation of, and at a time when material steps have been taken toward, a change in control and a change in control does occur, then any amounts payable to Ms. Lee pursuant to this paragraph will be adjusted to reflect any prior receipt of the Severance Amount or Equity Acceleration.

Ms. Lee previously agreed to and remains subject to a restrictive covenant agreement with VFO that provides for confidentiality and non-disparagement restrictions and that provides that she will not engage in any business that competes with the Company or its affiliates, and that she will not solicit or hire employees, consultants or members of VFO, its subsidiaries or its affiliates, during her employment and for a period of 12 months thereafter.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under, and is qualified in its entirety by reference to the full text of, the Amended and Restated Employment Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q, and the Award Agreement, which was filed as Exhibit 10.2 to the Company's Form 10-K for the year ended December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIRTU FINANCIAL, INC.

By:	/s/ JUSTIN WALDIE
	Name:	Justin Waldie
	Title:	Senior Vice President, Secretary and General Counsel

Dated: June 9, 2026

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